Exhibit 99.1

IFMI REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Adjusted Operating Income of $2.0 Million or $0.10 per Diluted Share

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, July 31, 2014 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in credit-related fixed income investments, today reported financial results for the quarter ended June 30, 2014.

•	Adjusted operating income was $2.0 million, or $0.10 per diluted share, for the three months ended June 30, 2014, compared to adjusted operating loss of $0.7 million, or $0.03 per diluted share, for the three months ended March 31, 2014 and adjusted operating loss of $5.1 million, or $0.30 per diluted share, for the three months ended June 30, 2013. Adjusted operating income was $1.3 million, or $0.06 per diluted share, for the six months ended June 30, 2014, compared to adjusted operating loss of $10.7 million, or $0.64 per diluted share, for the six months ended June 30, 2013. Adjusted operating income is not a measure recognized under US generally accepted accounting principles (“GAAP”). See Note 1 on page 3.

•	Revenue was $14.2 million for the three months ended June 30, 2014, compared to revenue of $13.2 million for the three months ended March 31, 2014 and revenue of $13.7 million for the three months ended June 30, 2013. Revenue was $27.4 million for the six months ended June 30, 2014, compared to revenue of $27.8 million for the six months ended June 30, 2013. The quarterly increases were primarily the result of higher new issue and advisory revenue in the current period, as well as the absence of mark-to-market losses on the Company’s former investment in Star Asia, which was sold in February 2014 and represented a significant source of volatility in past financial results.

•	Net loss was $2.9 million, or $0.14 per diluted share, for the three months ended June 30, 2014, compared to net loss of $2.8 million, or $0.14 per diluted share, for the three months ended March 31, 2014 and net loss of $6.9 million, or $0.40 per diluted share, for the three months ended June 30, 2013. Excluding the impairment of goodwill charge, net income would have been $0.3 million for the three months ended June 30, 2014. Net loss was $5.7 million, or $0.28 per diluted share, for the six months ended June 30, 2014, compared to net loss of $13.5 million, or $0.80 per diluted share, for the six months ended June 30, 2013. Excluding the impairment of goodwill charge, net loss would have been $2.5 million for the six months ended June 30, 2014.

Lester Brafman, Chief Executive Officer of IFMI, said, “We are pleased that recent strategic initiatives have started to positively impact IFMI’s financial results, as demonstrated by our adjusted operating income of $2.0 million in the second quarter. Also, without the impairment of goodwill charge, the Company’s net income would have been a positive $0.3 million in the second quarter. We are optimistic that with our enhanced capital position and simplified organization, IFMI is better-positioned to more effectively take advantage of important growth opportunities in our industry. During the second quarter, we continued to deploy available capital into our principal investment portfolio, including additional investments in non-sponsored vehicles utilizing our expertise in structured credit and leveraged finance. Importantly, we have continued to pay a quarterly dividend, reflecting our continued focus on returning value to our shareholders.”

Principal Investing

During the second quarter, the Company continued to deploy available capital into non-sponsored investment vehicles, primarily CLO equity positions, utilizing its expertise in structured credit and leveraged finance. As of June 30, 2014, the Company had equity investments in eight CLOs with an aggregate fair value of $18.8 million, as well as two pending CLO investments with an aggregate fair value of $4.5 million, which are expected to close during the third quarter of 2014.

Principal transactions revenue was $1.2 million for the three months ended June 30, 2014, compared to $1.0 million for the three months ended March 31, 2014 and negative $4.2 million for the three months ended June 30, 2013. Principal transactions revenue was $2.2 million for the six months ended June 30, 2014, compared to negative $9.6 million for the six months ended June 30, 2013. The increase from prior year periods was primarily the result of the sale of the Star Asia entities in the first quarter of 2014, which eliminated a significant source of volatility in IFMI’s past financial results, as well as revenue recognized from the Company’s growing CLO portfolio and its investment in EuroDekania. The increase from prior quarter was primarily the result of losses related to the termination of the Company’s Japanese Yen currency hedge during the first quarter of 2014, as well as revenue recognized during the second quarter of 2014 from the Company’s growing CLO portfolio.

Capital Markets

Net trading revenue was $6.6 million for the three months ended June 30, 2014, compared to $6.9 million for the three months ended March 31, 2014 and $11.6 million for the three months ended June 30, 2013. Net trading revenue was $13.5 million for the six months ended June 30, 2014, compared to $24.7 million for the six months ended June 30, 2013. The decrease from prior quarter was primarily due to less trading revenue from our structured product and high yield corporate groups, while the decrease from prior year was primarily driven by the restructuring and consolidation of the Company’s US broker-dealer operations in the second half of 2013, particularly the elimination of certain business lines and a significant reduction in the number of revenue producers from the prior year period.

New issue and advisory revenue was $2.4 million for the three months ended June 30, 2014, compared to $0.3 million for the three months ended March 31, 2014 and $0.6 million for the three months ended June 30, 2013. New issue and advisory revenue was $2.7 million for the six months ended June 30, 2014, compared to $1.6 million for the six months ended June 30, 2013. The increase from both prior quarter and prior year was primarily due to a SPAC transaction fee received in the second quarter of 2014.

Asset Management

Asset management revenue was $3.4 million for the three months ended June 30, 2014, compared to $4.3 million for the three months ended March 31, 2014 and $4.2 million for the three months ended June 30, 2013. Asset management revenue was $7.6 million for the six months ended June 30, 2014, compared to $8.9 million for the six months ended June 30, 2013. The decrease from prior quarter was primarily the result of the payment of previously unpaid subordinated fees by one of the Company’s managed CDOs in the first quarter of 2014, which did not recur in the second quarter of 2014, as well as incentive fees in the Company’s European separate account business that were received in the first quarter of 2014 and the sale of the Star Asia entities early in the first quarter of 2014, which included Star Asia Management Ltd. The decrease from the prior year quarter was primarily due to the sale of the Star Asia entities early in the first quarter of 2014, which included Star Asia Management Ltd. The decrease in the year-to-date period from the prior year was primarily the result of the decline in management fees as a result of the February 2013 scheduled conclusion of the three-year services agreement related to the 2010 sale of the Alesco 10-17 management contracts and the sale of Star Asia entities, which included Star Asia Management Ltd.

Goodwill Impairment Charge

During the three and six months ended June 30, 2014, the Company recognized a non-cash goodwill impairment charge of $3.1 million after performing its annual impairment test of goodwill attributable to the Company’s wholly-owned subsidiary, Cira SCM, LLC. The goodwill attributable to Cira SCM related to the Company’s July 2007 acquisition of the 10% of Cira SCM that the Company did not already own, from a non-controlling interest partner. The $3.1 million charge is included in the consolidated statements of operations as impairment of goodwill and is reflected as a component of operating expenses. The Company has no goodwill attributable to Cira SCM after this impairment.

Total Stockholders’ Equity and Dividend Declaration

•	At June 30, 2014, total stockholders’ equity was $55.6 million, as compared to $61.2 million as of December 31, 2013.

•	The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on August 29, 2014, to stockholders of record on August 15, 2014.

Conference Call

The Company will host a pre-recorded call discussing its second quarter financial results at 10:00 a.m. Eastern Time this morning. To access the call, please dial (877) 686-9573 (domestic) or (706) 643-6983 (international), with participant pass code 78765533. The pre-recorded call can also be accessed on the Company’s website at www.IFMI.com. A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 78765533.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. In addition, IFMI has recently refocused on deploying capital into its Principal Investing portfolio, primarily through structured credit investments in the equity tranches of collateralized loan obligations. IFMI’s operating segments are Principal Investing, Capital Markets, and Asset Management. The Principal Investing segment has historically been comprised of investments in IFMI sponsored investment vehicles, but has developed to encompass certain non-sponsored vehicles utilizing IFMI’s expertise in structured products. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of June 30, 2014, IFMI managed approximately $4.8 billion in credit-related fixed income assets in a variety of asset classes including US trust preferred securities, European hybrid capital securities, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Note 1: Adjusted operating income (loss) and adjusted operating income (loss) per share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “ might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, and (k) an inability to achieve projected integration synergies. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/14	3/31/14	6/30/13	6/30/14	6/30/13
Revenues

Net trading	$6,620	$6,929	$11,630	$13,549	$24,689
Asset management	3,386	4,257	4,155	7,643	8,917
New issue and advisory	2,388	330	572	2,718	1,567
Principal transactions	1,216	952	(4,193)	2,168	(9,588)
Other income	625	719	1,570	1,344	2,175

Total revenues	14,235	13,187	13,734	27,422	27,760

Operating expenses

Compensation and benefits	7,568	7,970	12,521	15,538	26,018
Business development, occupancy, equipment	979	1,058	1,387	2,037	2,842
Subscriptions, clearing, and execution	2,052	2,199	2,349	4,251	4,666
Professional services and other operating	1,908	3,321	3,016	5,229	6,535
Depreciation and amortization	267	331	359	598	669
Impairment of goodwill	3,121	—	—	3,121	—

Total operating expenses	15,895	14,879	19,632	30,774	40,730

Operating income (loss)	(1,660)	(1,692)	(5,898)	(3,352)	(12,970)

Non-operating income (expense)

Interest expense	(1,109)	(1,129)	(1,035)	(2,238)	(2,064)
Income from equity method affiliates	1	26	95	27	1,614

Income (loss) before income taxes	(2,768)	(2,795)	(6,838)	(5,563)	(13,420)
Income tax expense (benefit)	89	10	34	99	46

Net income (loss)	(2,857)	(2,805)	(6,872)	(5,662)	(13,466)
Less: Net income (loss) attributable to the noncontrolling interest	(734)	(707)	(2,170)	(1,441)	(4,264)

Net income (loss) attributable to IFMI	$(2,123)	$(2,098)	$(4,702)	$(4,221)	$(9,202)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share

	Three Months Ended			Six Months Ended
	6/30/14	3/31/14	6/30/13	6/30/14	6/30/13
Basic
Net income (loss) attributable to IFMI	$(2,123)	$(2,098)	$(4,702)	$(4,221)	$(9,202)
Basic shares outstanding	15,106	14,868	11,659	14,987	11,505

Net income (loss) attributable to IFMI per share	$(0.14)	$(0.14)	$(0.40)	$(0.28)	$(0.80)

Fully Diluted
Net income (loss) attributable to IFMI	$(2,123)	$(2,098)	$(4,702)	$(4,221)	$(9,202)
Net income (loss) attributable to the noncontrolling interest	(734)	(707)	(2,170)	(1,441)	(4,264)

Net loss (income) attributable to the noncontrolling interest that is not converted	—	—	12	—	15
Adjustment	(11)	(32)	8	(43)	(6)

Enterprise net income (loss)	$(2,868)	$(2,837)	$(6,852)	$(5,705)	$(13,457)

Basic shares outstanding	15,106	14,868	11,659	14,987	11,505
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,324	5,324	5,324

Fully diluted shares outstanding	20,430	20,192	16,983	20,311	16,829

Fully diluted net income (loss) per share	$(0.14)	$(0.14)	$(0.40)	$(0.28)	$(0.80)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculations of per share amounts

Operating income (loss)	$(1,660)	$(1,692)	$(5,898)	$(3,352)	$(12,970)
Noncontrolling interest portion of PrinceRidge operating loss (income)	—	—	14	—	19
Depreciation and amortization	267	331	359	598	669
Impairment of goodwill	3,121	—	—	3,121	—
Share-based compensation	241	673	425	914	1,554

Adjusted operating income (loss)	$1,969	$(688)	$(5,100)	$1,281	$(10,728)

Fully diluted shares outstanding	20,430	20,192	16,983	20,311	16,829

Adjusted operating income (loss) per share	$0.10	$(0.03)	$(0.30)	$0.06	$(0.64)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2014 (unaudited)	December 31, 2013
Assets
Cash and cash equivalents	$12,928	$13,161
Receivables from brokers, dealers, and clearing agencies	1,643	1,846
Due from related parties	349	883
Other receivables	5,310	5,913
Investments - trading	114,127	117,618
Other investments, at fair value	26,446	26,877
Receivables under resale agreements	35,975	29,395
Goodwill	7,992	11,113
Other assets	9,944	10,244

Total assets	$214,714	$217,050

Liabilities
Payables to brokers, dealer, and clearing agencies	$28,631	$30,711
Accounts payable and other liabilities	4,489	8,476
Accrued compensation	2,789	4,224
Trading securities sold, not yet purchased	54,739	49,504
Securities sold under agreements to repurchase	36,729	28,748
Deferred income taxes	4,530	4,530
Debt	27,230	29,674

Total liabilities	159,137	155,867

Stockholders’ Equity
Voting nonconvertible preferred stock	5	5
Common stock	15	14
Additional paid-in capital	74,732	73,866
Accumulated other comprehensive loss	(584)	(636)
Accumulated deficit	(26,632)	(21,754)

Total stockholders’ equity	47,536	51,495
Noncontrolling interest	8,041	9,688

Total equity	55,577	61,183

Total liabilities and equity	$214,714	$217,050

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, impairments of intangible assets and goodwill, share-based compensation expense, and the non-convertible non-controlling interest’s share of operating income (loss). Depreciation and amortization, impairments of intangible assets and goodwill, and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. Adjusted operating income (loss) per diluted share is calculated, by dividing adjusted operating income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden and Joe Berg, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com or jberg@joelefrank.com
Chief Financial Officer
investorrelations@ifmi.com